EXHIBIT 10 (aaa)

FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY

AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of August 11, 2003 (this “Amendment”), is entered into by and between ACCESS WORLDWIDE COMMUNICATIONS, INC., a Delaware corporation, ASH CREEK, INC., a Delaware corporation, AWWC NEW JERSEY HOLDINGS, INC., a Delaware corporation, TELEMANAGEMENT SERVICES, INC., a Delaware corporation, TLM HOLDINGS CORP., a Delaware corporation, (individually and collectively, the “Borrower”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”). Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Revolving Credit, Term Loan and Security Agreement dated as of June 10, 2003 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Borrower has requested Lender to revise certain financial covenants set forth in the Agreement and Lender has agreed to do so in accordance with the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Amendments.

(a)    Annex I of the Agreement is hereby amended by deleting it in its entirety and replacing it with Annex I attached hereto.

(b)    Schedule 5.6 of the Agreement is hereby amended by deleting it in its entirety and replacing it with Schedule 5.6 attached hereto.

SECTION 2.    Conditions to Effectiveness.    The effectiveness of this Amendment is conditioned upon the following conditions precedent:

(a)    Borrower shall have delivered to Lender the duly executed counterparts of this Amendment; and

(b)    Borrower shall have paid to Lender an amendment fee of $25,000.

SECTION 3.    Miscellaneous.

(a)    Borrower represents and warrants that after giving effect to this Amendment and the transactions contemplated hereby, all of the representations and warranties set forth in Article V of the Agreement are true and correct in all material respects and no Default or Event of Default has occurred and is continuing as of the date hereof.

(b)    Except as expressly provided herein, the Agreement shall continue in full force and effect, and the unamended terms and conditions of the Agreement are expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as, a novation or an accord and satisfaction. From and after the date hereof, references to the Agreement shall be references to the Agreement as amended hereby. This Amendment shall be deemed a

Loan Document as such term is defined and used in the Agreement.

(c)    This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties required to be a party thereto pursuant to the Agreement.

(d)    This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(e)    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Revolving Credit, Term Loan and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:
John Hamerski, EVP - Chief Financial Officer

ASH CREEK, INC.

By:
John Hamerski, EVP - Chief Financial Officer

AWWC NEW JERSEY HOLDINGS, INC.

By:
John Hamerski, EVP - Chief Financial Officer

TELEMANAGEMENT SERVICES, INC.

By:
John Hamerski, EVP - Chief Financial Officer

TLM HOLDINGS CORP.

By:
John Hamerski, EVP - Chief Financial Officer

LENDER:	CAPITALSOURCE FINANCE LLC

By:

Name:

Its:

ANNEX I

FINANCIAL COVENANTS

1)	Minimum EBITDA

Borrower shall not permit its EBITDA for the Test Period to be less than the following amounts for the months indicated:

June 2003:	$(523,000)
July 2003:	$(282,000)
August 2003:	$(179,000)
September 2003:	$444,000
October 2003:	$1,221,000
November 2003:	$2,031,000
December 2003:	$2,223,000
January 2004:	$1,544,000
February 2004:	$773,000
March 2004:	$293,000
April 2004:	$405,000
May 2004:	$652,000
June 2004:	$825,000
July 2004:	$696,000
August 2004:	$473,000
September 2004:	$689,000
October 2004:	$1,290,000
November 2004:	$1,290,000
December 2004:	$1,290,000
January 2005:	$1,544,000
February 2005:	$773,000
March 2005:	$293,000
April 2005:	$405,000
May 2005:	$652,000
June 2005:	$825,000
July 2005:	$696,000
August 2005:	$473,000
September 2005:	$689,000
October 2005:	$1,290,000
November 2005:	$1,290,000
December 2005:	$1,290,000
January 2006:	$1,544,000
February 2006:	$773,000
March 2006:	$293,000
April 2006:	$405,000

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May 2006:	$652,000
June 2006 and thereafter:	$825,000

2)	Fixed Coverage Ratio (EBITDA/Fixed Charges)

Borrower shall not permit its Fixed Charge Coverage Ratio for the Test Period to be less than the following amount for the months indicated:

June 2003:	(1.37)
July 2003:	(0.70)
August 2003:	(0.41)
September 2003:	0.80
October 2003:	1.09
November 2003:	1.20
December 2003:	1.20
January 2004:	1.26
February 2004:	1.30
March 2004:	1.00
April 2004:	1.03
May 2004:	1.09
June 2004:	1.12
July 2004:	1.09
August 2004:	1.01
September 2004:	1.09
October 2004 and thereafter:	1.22

3)	Cash Velocity

Collections of Borrower’s Accounts shall not be less than $3,750,000 for each calendar month during the Term; provided, that upon any violation of or failure to comply with this covenant Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.

4)	Minimum Liquidity and Working Capital

At Closing and at all other times Borrower shall have not less than $700,000 of Available Cash on hand which Lender shall create a reserve for under the Borrowing Base.

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

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“Available Cash” shall mean, for and on any date, the sum without duplication of the following for Borrower: (a) unrestricted cash on hand on such date, (b) Cash Equivalents held on such date, and (c) the unborrowed Availability on and as of such date.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“EBITDA” shall mean, for any Test Period, the sum, without duplication, of the following for Borrower, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.

“Fixed Charge Ratio” shall mean, for Borrower collectively on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.

“Fixed Charges” shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures, (c) income taxes paid in cash or accrued, and (d) dividends paid or accrued or declared.

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“Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Test Period” shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

“Total Debt” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the total Indebtedness on such date less cash and Cash Equivalents held on such date.

“Total Debt Service” shall mean the sum of (i) scheduled or other required payments of principal on Indebtedness, and (ii) Interest Expense, in each case for such period.

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Schedule 5.6

Litigation

Rebak and Macaluso v. Access Worldwide Communications, Inc., United States District Court – District of New Jersey, 01-3221 (JWB), (05/29/2001).

•	Nature of Matter: Mr. Rebak and Mr. Macaluso, two former employees, claim they are owed certain sums pursuant to a term sheet dated September 23, 1999. This term sheet proposed an amendment to the Phoenix Marketing acquisition documents and enactment of the new terms would have altered the pay out with fixed payments over ten years with interest. The Corporation maintains that the amendment was never agreed upon, and the Corporation has therefore performed under existing agreements. Mr. Rebak and Mr. Macaluso have asked for $850,0000 plus attorney’s fees.

•	Progress to Date: On August 5, 2003, the court entered summary judgment against the plaintiffs on all counts, and dismissed the case in its entirety. Plaintiffs have thirty (30) days in which to appeal.

•	Intended Response: If Plaintiffs appeal, management will defend vigorously.

•	Likelihood of Unfavorable Outcome: Not determinable at this time, but the summary judgment order in our favor was emphatic.

AM Medica v. Suzanne Kilgallen, United States District Court – Southern District of New York, 03 Civ 1519VM, (03/05/2003).

•	Nature of Matter: This action was brought by the Company’s AM Medica subsidiary in order to force a former employee to abide by the non-compete and confidentiality portions of her employment contract. The action also includes a damage claim for $1.0 million in compensatory damages and $5.0 million in punitive damages.

•	Progress to Date: The Company has hired local counsel in New York, Katten Muchin Zavis Rosenman. Suit has been filed. The suit has been dismissed by the lower court and is currently on appeal in the Second Circuit.

•	Intended Response: Plaintiff Case.

•	Likelihood of Unfavorable Outcome: Plaintiff Case.

Access Worldwide Communications, Inc. v. MTI Information Technologies, LLC, Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida, 0312385 (7/18/03; MTI Information Technologies, LLC v. Access Worldwide Communications, Inc, United States District Court, Eastern District of Pennsylvania, 03-4465.

•	Nature of Matter: Access sued MTI for over $600,000.00 in receivables past due. MTI sued Access seeking damages for alleged breaches of contract and tortious interference.

•	Progress to Date: Access has obtained service of process on MTI in the Florida suit; MTI’s response is due August 11, 2003. In the Pennsylvania action, Access recently removed the action to federal court, and intends to seek to dismiss for lack of jurisdiction or, alternatively, to transfer to Florida.

•	Intended Response: Access intends to prosecute its claims, and to defend against MTI’s, vigorously.

•	Likelihod of Unfavorable Outcome: Undeterminable. However, MTI on numerous occasions acknowledged its debt to Access, in writing, and at no time prior to Access’s decision to sue did MTI inform Access of any breach of contract issues.